Calculation of Filing Fee Tables
S-8
Northwest Bancshares, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	100,000	$ 14.04	$ 1,404,000.00	0.0001381	$ 193.90
Total Offering Amounts:						$ 1,404,000.00		$ 193.90
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 193.90
Offering Note
[1]	(1) Represents 100,000 shares of common stock, $0.01 par value ("Common Stock"), of Northwest Bancshares, Inc. reserved for issuance under the Northwest Bancshares, Inc. Discounted Stock Purchase Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover an indeterminate number of additional shares of Common Stock, as may be issuable pursuant to future stock dividends, stock splits or other similar transactions. (2) Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $14.04 per share, which is the average of the high and low prices of Common Stock on May 26, 2026, as reported on the NASDAQ Global Select Market, rounded up to the nearest cent. The Maximum Aggregate Offering Price and the Amount of Registration Fee are also rounded up to the nearest cent.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources